FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter 2018 Financial Results

Dallas, May 3, 2018 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal first quarter financial results for the period ended March 31, 2018.

Highlights for the Fiscal First Quarter 2018 compared to the Fiscal First Quarter 2017*:

▪	System-wide sales increased 20.4% to $313.0 million

▪	System-wide restaurant count increased 12.2% to 1,157 global locations

▪	Domestic same store sales increased 9.5%

▪	Total revenue increased 11.9% to $37.4 million

▪	Net income of $6.2 million, or $0.21 per diluted share, comparable to $6.3 million, or $0.21 per diluted share

▪	Adjusted EBITDA**, a non-GAAP measure, increased 31.0% to $12.5 million

▪	Adjusted net income**, a non-GAAP measure, increased 16.4% to $7.3 million, or $0.25 per diluted share

* In the first quarter of 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which changed the timing of recognition of initial franchise fees, development fees, territory fees for our international business and renewal and transfer fees, as well as the reporting of advertising fund contributions and related expenditures. See the “Adoption of New Accounting Guidance” section below for additional information. Amounts presented for the thirteen weeks ended April 1, 2017 have been adjusted to reflect the adoption of ASU 2014-09.

** Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Chairman and Chief Executive Officer Charlie Morrison stated, “Our strong start in 2018 is another example of the strength of our model and the outstanding performance of our franchisees and team members. This strong start gives us confidence in our ability to deliver 2018 results that are above our long term targets.  The strong top line momentum in the first quarter of 2018 led to adjusted EBITDA growth of 31.0% and adjusted net income growth of 16.4%.”

Morrison continued, “We remain focused on executing against our four growth strategies: building awareness of the Wingstop brand; innovating across our technological platforms; optimizing delivery in our three test markets as we build a foundation for a national delivery rollout; and developing Wingstop internationally. These efforts are proving successful in strengthening our ‘category of one’ brand and helping position Wingstop to become a top 10 global restaurant brand.”

Key Operating Metrics for the Fiscal First Quarter 2018 Compared to the Fiscal First Quarter 2017

	Thirteen Weeks Ended
	March 31, 2018	April 1, 2017
Number of system-wide restaurants open at end of period	1,157	1,031
Number of domestic franchise restaurants open at end of period	1,021	927
Number of international franchise restaurants open at end of period	112	83
System-wide sales (in thousands)	$312,981	$259,925
System-wide domestic same store sales growth	9.5%	(1.1)%
Net income (in thousands)	$6,168	$6,257
Adjusted EBITDA (in thousands)	$12,492	$9,535

Fiscal First Quarter 2018 Financial Results

Total revenue for the fiscal first quarter 2018 increased 11.9% to $37.4 million from $33.4 million in the fiscal first quarter last year.

▪
Royalty revenue, franchise fees and other increased $0.2 million to $17.8 million from $17.6 million in the fiscal first quarter last year. Royalty revenue increased $2.7 million due to 123 net franchise restaurant openings since April 1, 2017 and domestic same store sales growth of 9.5%. This increase was partially offset by a decrease in other revenue of $2.5 million, primarily due to a one-time payment received in conjunction with a vendor agreement executed during the thirteen weeks ended April 1, 2017.

▪
Advertising fees and related income increased $1.3 million to $8.6 million from $7.3 million in the fiscal first quarter last year. Advertising fees increased primarily due to the increase in system-wide sales during the thirteen weeks ended March 31, 2018, versus the prior year fiscal first quarter.

▪
Company-owned restaurant sales increased $2.5 million to $11.0 million from $8.5 million in the fiscal first quarter last year. The increase was the result of the acquisition of two restaurants from a franchisee in July 2017 and the acquisition of one restaurant from a franchisee in February 2018, resulting in combined sales of $1.3 million in the current fiscal first quarter, and company-owned domestic same store sales growth of 12.5%, which was driven equally by an increase in transactions and an increase in average transaction size.

Cost of sales increased to $7.4 million from $6.6 million in the fiscal first quarter last year. As a percentage of company-owned restaurant sales, cost of sales decreased 1,000 basis points to 67.2% from 77.2%. The decrease was driven primarily by an 11.3% decrease in the cost of bone-in chicken wings as compared to the prior year period, as well as our ability to leverage costs as a result of the 12.5% increase in company-owned restaurant same store sales.

Advertising expenses decreased to $8.6 million from $9.3 million in the fiscal first quarter last year. Under the new accounting guidance, advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to actual timing of the advertising spend. In the prior year period, we received a one-time payment from a vendor, which was used to fund the launch of national advertising, and resulted in a corresponding increase in advertising expense of approximately $1.9 million for the thirteen weeks ended April 1, 2017.

Selling, general & administrative expenses (SG&A) increased 31.4% to $10.8 million compared to $8.2 million in the fiscal first quarter last year. The increase in SG&A expense is primarily due to nonrecurring costs of $1.5 million related to the refinancing of our credit agreement and subsequent special dividend payout, which occurred in the fiscal first quarter 2018. The remaining increase is primarily due to an increase in payroll and benefit expenses related to planned headcount additions, as compared to the prior year period.

Net income was $6.2 million, or $0.21 per diluted share, which is comparable to net income of $6.3 million, or $0.21 per diluted share, in the fiscal first quarter last year.

Adjusted net income increased to $7.3 million, or $0.25 per diluted share, compared to $0.21 per diluted share, in the prior year’s first quarter, an increase of 19%. A reconciliation between net income and adjusted net income is included in the schedules accompanying this release.

Adoption of New Accounting Guidance

The Company adopted ASU 2014-09 in the first quarter of 2018, using the full retrospective transition method, which resulted in adjusting each prior reporting period presented and a recording a cumulative effect adjustment as of the first day of 2016. The adoption changed the timing of recognition of initial franchise fees, development fees, territory fees for our international business and renewal and transfer fees, as well as the reporting of advertising fund contributions and related expenditures. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 22, 2018.

Restaurant Development

As of March 31, 2018, there were 1,157 Wingstop restaurants system-wide. This included 1,045 restaurants in the United States, of which 1,021 were franchised restaurants and 24 were company-owned. Our international presence consisted of 112 franchised restaurants across eight countries. During the fiscal first quarter 2018, there were 24 net system-wide Wingstop restaurants opened, including 6 international franchised locations.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our Board of Directors has authorized and declared a quarterly dividend of $0.07 per share of common stock, totaling approximately $2.1 million. This dividend will be paid on June 18, 2018 to shareholders of record as of June 4, 2018.

Financial Outlook

For the fiscal year ending December 29, 2018, the Company is reiterating previous guidance, which is consistent with its long-term targets:

▪	10%+ system-wide unit growth

▪	Low single digit domestic same store sales growth

▪	Adjusted EBITDA growth of 13% - 15%

▪	Effective tax rate of approximately 23%

▪	Stock-based compensation expense of approximately $3 million

▪
Fully diluted Adjusted earnings per share of approximately $0.75, which reflects 29.6 million diluted shares outstanding. This estimate is comparable to fully diluted Adjusted earnings per share of $0.69 for fiscal year 2017, which has been restated to reflect the new revenue recognition standards. Fiscal year 2017 included a benefit of $0.08 to Adjusted earnings per share associated with the new accounting rules for excess tax benefits for stock options exercised. No excess tax benefits from stock option exercises have been contemplated in our 2018 guidance.

Fiscal Year Ended
December 29, 2018
Diluted earnings per share	$0.71
Adjustments:
Transaction costs (a)	0.05
Tax impact of adjustments (b)	(0.01)
Adjusted diluted earnings per share	$0.75

(a) Represents costs and expenses related to the refinancing of our credit agreement
(b) Tax impact of adjustment calculated at a 23% effective tax rate

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus transactions costs minus related adjustments to income tax expense.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal first quarter and fiscal year 2018 financial results at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13678644. The replay will be available through Thursday, May 10, 2018.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, the United Arab Emirates, Malaysia, Saudi Arabia, and Colombia. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 14consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2018 outlook for new restaurant openings, domestic same store sales growth, SG&A expenses, net income, EBTIDA, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 30, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 31, 2018	December 30, 2017
	(Unaudited)	(As adjusted)*
Assets
Current assets
Cash and cash equivalents	$3,848	$4,063
Accounts receivable, net	3,860	4,567
Prepaid expenses and other current assets	2,699	4,334
Advertising fund assets, restricted	4,437	2,944
Total current assets	14,844	15,908
Property and equipment, net	5,768	5,826
Goodwill	47,888	46,557
Trademarks	32,700	32,700
Customer relationships, net	15,233	15,567
Other non-current assets	4,249	3,278
Total assets	$120,682	$119,836
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,214	$1,752
Other current liabilities	8,590	10,929
Current portion of debt	5,000	3,500
Advertising fund liabilities	4,437	2,944
Total current liabilities	20,241	19,125
Long-term debt, net	217,788	129,841
Deferred revenues, net of current	21,104	21,226
Deferred income tax liabilities, net	5,958	5,920
Other non-current liabilities	2,101	2,142
Total liabilities	267,192	178,254
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,155,823 and 29,092,669 shares issued and outstanding as of March 31, 2018 and December 30, 2017, respectively	292	291
Additional paid-in-capital	45	262
Accumulated deficit	(146,847)	(58,971)
Total stockholders' deficit	(146,510)	(58,418)
Total liabilities and stockholders' deficit	$120,682	$119,836
* Adjusted to reflect the adoption of ASU 2014-09.

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 31, 2018	April 1, 2017
		(As adjusted)*

Revenue:
Royalty revenue, franchise fees and other	$17,781	$17,596
Advertising fees and related income	8,605	7,268
Company-owned restaurant sales	11,003	8,546
Total revenue	37,389	33,410
Costs and expenses:
Cost of sales (1)	7,397	6,600
Advertising expenses	8,643	9,283
Selling, general and administrative	10,833	8,247
Depreciation and amortization	950	755
Total costs and expenses	27,823	24,885
Operating income	9,566	8,525
Interest expense, net	1,736	1,299
Income before income tax expense	7,830	7,226
Income tax expense	1,662	969
Net income	$6,168	$6,257

Earnings per share
Basic	$0.21	$0.22
Diluted	$0.21	$0.21

Weighted average shares outstanding
Basic	29,116	28,895
Diluted	29,503	29,336

Dividends per share	$3.24	$—

(1) Cost of sales excludes depreciation and amortization, which are presented separately, and includes advertising expenses incurred at company-owned restaurants.
* Adjusted to reflect the adoption of ASU 2014-09.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 31, 2018	As a % of company-owned restaurant sales	April 1, 2017	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$3,684	33.5%	$3,354	39.2%
Labor costs	2,385	21.7%	2,116	24.8%
Other restaurant operating expenses	1,606	14.6%	1,338	15.7%
Vendor rebates	(278)	(2.5)%	(208)	(2.4)%
Total cost of sales	$7,397	67.2%	$6,600	77.2%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 31, 2018	April 1, 2017
Domestic Franchised Activity:
Beginning of period	1,004	901
Openings	22	28
Closures	(4)	(2)
Acquired by Company	(1)	—
Restaurants end of period	1,021	927

Domestic Company-Owned Activity:
Beginning of period	23	21
Openings	—	—
Closures	—	—
Acquired from franchisees	1	—
Restaurants end of period	24	21

Total Domestic Restaurants	1,045	948

International Franchised Activity:
Beginning of period	106	76
Openings	6	7
Closures	—	—
Restaurants end of period	112	83

Total System-wide Restaurants	1,157	1,031

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 31, 2018	April 1, 2017
		(As Adjusted)*
Net income	$6,168	$6,257
Interest expense, net	1,736	1,299
Income tax expense	1,662	969
Depreciation and amortization	950	755
EBITDA	$10,516	$9,280
Additional adjustments:
Transaction costs (a)	1,462	—
Stock-based compensation expense (b)	514	255
Adjusted EBITDA	$12,492	$9,535

(a)	Represents costs and expenses related to the refinancing of our credit agreement and payment of a special dividend; all transaction costs are included in SG&A.

(b)	Includes non-cash, stock-based compensation.

* Adjusted to reflect the adoption of ASU 2014-09

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 31, 2018	April 1, 2017
		(As Adjusted)*
Numerator:
Net income	$6,168	$6,257
Adjustments
Transaction costs (a)	1,462	—
Tax effect of adjustments (b)	(349)	—
Adjusted net income	$7,281	$6,257

Denominator:
Weighted-average shares outstanding - diluted	29,503	29,336

Adjusted earnings per diluted share	$0.25	$0.21

(a)	Represents costs and expenses related to the refinancing of our credit agreement; all transaction costs are included in SG&A.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 23.9% for the periods ended March 31, 2018, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

* Adjusted to reflect the adoption of ASU 2014-09